Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FIRST-QUARTER FINANCIAL RESULTS

•	Record earnings of $5.6 million, or $0.59 per diluted share for the first quarter

•	Sales increase 33% from prior year to record high of $74.7 million for the first quarter

•	Shipments decline 24% from prior year due to customer inventory reductions

MOUNT AIRY, N.C., January 24, 2005 — Insteel Industries, Inc. (Nasdaq: IIIN) today announced record earnings and sales for the first quarter ended January 1, 2005. Net earnings for the first quarter increased to $5.6 million, or $0.59 per diluted share, compared with $0.7 million, or $0.08 per diluted share for the same period last year. Sales for the first quarter increased 33% to $74.7 million from $56.1 million in the prior year quarter. Average selling prices for the first quarter rose 74% while shipments decreased 24% from the prior year levels.

“We are pleased by the favorable margin environment that continued through the first quarter, particularly in view of our soft order book and reduced production levels,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Shipments declined sharply as we had anticipated due to the usual seasonal downturn in construction activity compounded by inventory reduction measures that were pursued within our customer base. In response, we scheduled downtime at all of our facilities around the holidays which unfavorably impacted unit conversion costs. Spreads between average selling prices and the cost of our primary raw material, hot-rolled steel wire rod, were relatively stable with the exception of our standard mesh product line, where we encountered pricing pressure. The continued pricing discipline has served to sustain the margin improvement for Insteel as well as for the industry as a whole in spite of the reduced volumes.”

Operating activities used $3.9 million of cash for the first quarter while providing $10.6 million for the same period last year due to a significant increase in inventories in the current year. The inventory increase was driven by the reduced production schedules and weak shipments in the current quarter together with the receipt of imported raw materials that were ordered during the third and fourth fiscal quarters. The Company’s long-term debt rose by $3.0 million from the beginning of the fiscal year, primarily as a result of the increased inventory investment.

Woltz commented, “Our reliance on offshore raw material sources made it impossible to adjust purchases to the lower level of shipments that we experienced during the quarter. While we must address our current inventory imbalance, we are encouraged by the expansion of domestic capacity during the quarter that has given us the flexibility to reduce our utilization of offshore sources going forward. We expect the combination of reduced purchases and the anticipated recovery in order entry rates to restore a reasonable balance between inventories and shipment levels within the next 60 to 90 days.”

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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

Based on its excess cash flow for fiscal 2004 as defined in the Company’s credit agreement, in December 2004, the Company prepaid $11.4 million of term debt on its senior secured credit facility. The prepayment enabled the Company to pay off the $4.4 million balance outstanding on Term Loan B and pay down Term Loan A by $7.0 million, which will reduce the Company’s average borrowing rate going forward. As of January 1, 2005, approximately $55.9 million was outstanding on the senior secured credit facility with $48.3 million drawn and $10.2 million of additional borrowing capacity available on the revolver, and $7.6 million outstanding on Term Loan A. Average borrowing rates under the credit facility were 5.58% on the revolver and 6.45% on Term Loan A as of January 1, 2005. As previously reported, following the end of the quarter, the Company and its lender agreed to an amendment to the credit facility which increased the amount of the revolver from $60.0 million to $75.0 million and expanded the maximum inventory borrowing base from $35.0 million to $45.0 million, providing additional liquidity.

Outlook

Commenting on the outlook for fiscal 2005, Woltz said, “In spite of the weak shipments that we experienced during the quarter, our customers remain bullish about the business prospects for 2005. The anticipated recovery in the nonresidential construction sector together with resolution of the federal highway funding successor to TEA-21 should favorably impact the demand for concrete reinforcing products. Pricing for raw materials appears to have stabilized at historically high levels and we detect a firm commitment on the part of our vendors to extend the positive trends in their financial performance that they have enjoyed for the past few quarters. The stability in our raw material markets together with the prospects for improved order levels cause us to be optimistic about Insteel’s financial outlook through the balance of fiscal 2005. This is not to say, however, that we are forecasting an improvement over the record results of 2004.

We are proceeding with the previously announced expansions of our engineered structural mesh (“ESM”) and PC strand businesses. We currently expect the ESM production line to be fully operational during the third fiscal quarter of 2005. The reconfiguration and expansion of our PC strand operation in Gallatin, Tennessee will begin during the current quarter and is currently projected to be completed during the fourth fiscal quarter of 2006. The first phase of the project will include the installation and start up of a new production line which will be followed by the consolidation of our Gallatin manufacturing activities into one facility. We believe that the timing for these projects is opportune in view of the expected growth in demand for these products in addition to the cost reductions that we expect to realize.”

Insteel Industries is one of the nation’s leading manufacturers of wire products. The Company manufactures and markets concrete reinforcing and industrial wire products for a broad range of construction and industrial applications.

Cautionary Note Regarding Forward-Looking Statements

     This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify

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Insteel Industries, Inc.

forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended October 2, 2004, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.

     All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

     It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following:

•	general economic and competitive conditions in the markets in which the Company operates;

•	the cyclical nature of the steel industry;

•	changes in U.S. or foreign trade policy affecting steel imports or exports;

•	fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers;

•	the Company’s ability to reduce its reliance on offshore raw material sources and its ability to address the current inventory imbalance;

•	the Company’s ability to raise selling prices in order to recover increases in wire rod prices;

•	interest rate volatility;

•	unanticipated changes in customer demand, order patterns and inventory levels;

•	the Company’s ability to successfully develop niche products, such as its engineered structural mesh products;

•	legal, environmental or regulatory developments that significantly impact the Company’s operating costs;

•	the timely completion of the Company’s ESM production line and reconfiguration and expansion of the Company’s PC strand operation in Gallatin, Tennessee;

•	unanticipated plant outages, equipment failures or labor difficulties; and

•	continued escalation in medical costs that affect employee benefit expenses.

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	January 1,	December 27,
	2005	2003
Net sales	$74,664	$56,135
Cost of sales	60,941	48,787

Gross profit	13,723	7,348
Selling, general and administrative expense	3,011	3,569
Other expense	34	64

Earnings before interest and income taxes	10,678	3,715
Interest expense	1,810	2,592
Interest income	—	(10)

Earnings before income taxes	8,868	1,133
Income taxes	3,313	432

Net earnings	$5,555	$701

Weighted average shares outstanding:
Basic	9,175	8,460

Diluted	9,416	8,694

Net earnings per share:
Basic	$0.61	$0.08

Diluted	$0.59	$0.08

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	January 1,	October 2,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,086	$2,318
Accounts receivable, net	32,234	44,487
Inventories	64,737	40,404
Prepaid expenses and other	2,676	3,772

Total current assets	100,733	90,981
Property, plant and equipment, net	48,192	48,602
Other assets	10,956	11,361

Total assets	$159,881	$150,944

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$14,445	$15,041
Accrued expenses	10,829	10,914
Current portion of long-term debt	3,400	3,960

Total current liabilities	28,674	29,915
Long-term debt	52,500	48,968
Other liabilities	1,400	1,384
Shareholders’ equity:
Common stock	18,588	18,244
Additional paid-in capital	38,173	37,916
Retained earnings	21,709	16,154
Accumulated other comprehensive loss	(1,163)	(1,637)
Total shareholders’ equity	77,307	70,677

Total liabilities and shareholders’ equity	$159,881	$150,944

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	January 1,	December 27,
	2005	2003
Cash Flows From Operating Activities:
Net earnings	$5,555	$701
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,241	1,755
Loss on sale of assets	8	9
Deferred income taxes	34	432
Net changes in assets and liabilities:
Accounts receivable, net	12,253	6,751
Inventories	(24,333)	6,256
Accounts payable and accrued expenses	(681)	(3,894)
Other changes	977	(1,385)

Total adjustments	(9,501)	9,924

Net cash provided by (used for) operating activities	(3,946)	10,625

Cash Flows From Investing Activities:
Capital expenditures	(837)	(251)
Proceeds from sale of property, plant and equipment	1	—

Net cash used for investing activities	(836)	(251)

Cash Flows From Financing Activities:
Proceeds from long-term debt	104,998	600
Principal payments on long-term debt	(102,026)	(8,730)
Financing costs	(23)	—
Other	601	(700)

Net cash provided by (used for) financing activities	3,550	(8,830)

Net increase (decrease) in cash and cash equivalents	(1,232)	1,544
Cash and cash equivalents at beginning of period	2,318	310

Cash and cash equivalents at end of period	$1,086	$1,854

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$759	$2,181
Income taxes	407	—

Subject to reclassification prior to filing of Form 10-Q for the Quarterly Period Ended January 1, 2005.

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Insteel Industries, Inc.